UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2014

Rackspace Hosting, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34143

Delaware	74-3016523
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1 Fanatical Place
City of Windcrest
San Antonio, Texas 78218
(Address of principal executive offices, including zip code)

(210) 312-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 10, 2014, Rackspace Hosting, Inc. (the “Company”) issued a press release to announce that Lanham Napier, its Chief Executive Officer and a Director, has retired from the Company effective immediately. In conjunction with his retirement, Mr. Napier is also resigning his position as a member of our board of directors effective immediately, with his former position on the board to remain vacant until a successor is appointed by the board or elected by the Company’s shareholders.

Graham Weston, a founder and current Chairman of the Board of the Company, has been appointed as the new Chief Executive Officer, effective immediately. Mr. Weston, 49, has been the Company’s Chairman or Co-Chairman (or its functional equivalent for our predecessor entities) since December 1999 and was also the Company’s Chief Executive Officer from July 1999 to August 2006. There will be no changes to Mr. Weston’s current compensation arrangements with the Company in connection with this appointment.

The Company has also entered into a Separation Agreement (the "Agreement"), dated February 5, 2014, with Mr. Napier which provides that he will become a consultant for the Company for a three month period, from February 11, 2014 through May 11, 2014. Mr. Napier will be paid a lump sum amount of $140,000 for the consulting services. In addition, the Company has agreed to move the measurement date for a performance-based restricted stock unit award that was granted to Mr. Napier on February 25, 2009 (the “RSU Award”) from February 24, 2014 to February 10, 2014. The number of shares that vest under the RSU Award is based on the total shareholder return of the Company’s common stock for a 5-year performance period, as compared to the Russell 2000 Index companies over that same performance period. The Agreement also provides for a one (1) year non-competition agreement and a comprehensive release of claims by Mr. Napier.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99.1 Press Release of Rackspace Hosting, Inc., dated February 10, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rackspace Hosting, Inc.

Date:	February 10, 2014	By:	/s/ Karl Pichler
Karl Pichler
Chief Financial Officer and Treasurer